Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Lynn L. Elsenhans named to Flowserve Board of Directors

DALLAS, Sept. 8, 2014—Flowserve Corporation (NYSE: FLS), a leading provider of flow control products and services for the global infrastructure markets, today announced that its board of directors has elected Lynn L. Elsenhans as a member of the board. With the addition of Elsenhans, the Flowserve board increases to 12 members, 11 of whom are independent. She will initially serve as a member of the board’s finance committee and organization and compensation committee.

Elsenhans, 58, is the former chairman, president and chief executive officer of Sunoco, Inc. and Sunoco Logistics, a petroleum, petrochemical logistics and retail company which was a Fortune 100 company. Prior to her most recent role, Elsenhans served in various leadership roles with Royal Dutch Shell, most recently as executive vice president of global manufacturing. Elsenhans also serves as a director on the boards of Baker Hughes Incorporated and GlaxoSmithKline plc.

“Lynn brings to the Flowserve board significant energy industry and manufacturing knowledge, as well as a valuable customer perspective on a global scale,” said Bill Rusnack, non-executive chairman of the Flowserve board of directors. “Lynn’s experience as a transformational leader, demonstrated through her proven track record of rationalizing global businesses to increase financial strength and create substantial shareholder value, aligns well with Flowserve’s growth strategy and makes her an ideal fit for the board.”

Elsenhans received a Bachelor’s degree in mathematical science from Rice University and a Master of Business Administration degree from Harvard Business School.

Flowserve Contacts

Investor Contacts:

Jay Roueche, vice president, Investor Relations & Treasurer, (972) 443-6560

Mike Mullin, director, Investor Relations, (972) 443-6636

Media Contacts:

Lars Rosene, vice president, Global Communications and Public Affairs, (972) 443-6644

Amy Allen, manager, Global Communications, (972) 443-6501

About Flowserve: Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in more than 55 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services. More information about Flowserve can be obtained by visiting the company’s Web site at www.flowserve.com.

# # #